Exhibit 99.1

Hyperdynamics appoints Jason Davis as Chief Financial Officer and gives update on Director and CEO search

HOUSTON –Monday, July 6, 2009 -- Hyperdynamics Corporation (the “Company”) (NYSE AMEX:HDY) today announced the appointment of Jason Davis as Chief Financial Officer effective July 1, 2009 after Sarah Berel-Harrop resigned as Chief Financial Officer on June 30, 2009 to pursue other opportunities. Kent Watts, Chairman, President and CEO said, “I would like to thank Sarah for her consistency and professionalism over the years, serving the Company superbly in several key capacities including CFO.”

Davis most recently was Vice President and Interim Chief Financial Officer for Particle Drilling Technologies, Inc. (PDRT.PK). Previously, he held positions in public companies that included Director of SEC Reporting for Texas Genco/NRG and Controller of Isolagen, Inc. In addition, Davis served five years in public accounting at Ernst & Young and Deloitte & Touche. He graduated with a B.B.A. in Accounting from the University of Houston and is a certified public accountant in Texas.

Aligned with the Company’s business plan strategies to enhance its in-house E&P talents, in May 2009 the Company’s Board of Directors formed an executive search committee to enable the addition of new board and CEO candidates with extensive oil and gas experience. To support this process the Company recently engaged the Houston-based executive search firm Preng & Associates, Inc.  The executive search committee advises that it has identified and is in discussions with highly qualified candidates for these positions. The committee also advises that Kent Watts, with the full support of the Board of Directors, is continuing to serve as President and Chief Executive until a successor is appointed.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. To find out more about Hyperdynamics Corporation, visit the corporate website at http://www.hyperdynamics.com.

About Preng & Associates, Inc.

Preng & Associates, Inc. is a leading executive search firm specializing in recruiting board directors and C-level executives. Founded in 1980, Preng is an energy-professional search firm specializing in international recruiting for board director and senior-level assignments. Preng is based in Houston with offices in London and Moscow. David E. Preng, founder and president, was named by Business Week magazine as one of “The 50 Most Influential Headhunters in the World” for 2008.

Forward Looking Statements

Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties, including successfully recruiting new Directors and CEO for the company.Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.

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